                               SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
  1934
                           [Amendment No..............]

  Filed by the Registrant [x]
  Filed by a Party other than the Registrant []

   Check the appropriate box:

   [ ] Preliminary Proxy Statement
   [x] Definitive Proxy Statement
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

   ...........The Stanley Works...............................
              (Name of Registrant as Specificed in Its Charter)

   ............Stephen S. Weddle.................................
                  (Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):

  [x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

 [ ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
  6(i)(3).
 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
         ...................................................................

     2)   Aggregate number of securities to which transaction applies:
         ...................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         ...................................................................

    4)   Proposed maximum aggregate value of transaction:
         ...................................................................

  * Set forth the amount on which the filing fee is calculated and state how it was determined.

  []   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:
      2)   Form Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:

  THE STANLEY WORKS

  March 9, 1994

  Dear Fellow Shareholder:
 You are cordially invited to attend Stanley's Annual Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, April 20, 1994, at the Stanley Center, 1255 Corbin Avenue, New Britain, Connecticut.
 You will be asked at the meeting to elect directors and to approve Ernst & Young as Stanley's independent auditors for 1994.
 As set forth in the accompanying Proxy Statement, which you are urged to read, your Board of Directors recommends that you vote "FOR" the proposals.
 At the meeting, management will also report on Stanley's affairs and a discussion period will be provided for questions and comments.
 The Board of Directors appreciates and encourages shareholder participation in Stanley's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request you to sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.
 Thank you for your cooperation.

                                   Very truly yours,


                                   Richard H. Ayers
                                     Chairman and
                                      Chief Executive Officer

  THE STANLEY WORKS

  NOTICE OF
  ANNUAL MEETING
  OF SHAREHOLDERS

  March 9, 1994

  To the Shareholders:

 The Annual Meeting of Shareholders of The Stanley Works will be held at the Stanley Center, 1255 Corbin Avenue, New Britain, Connecticut on Wednesday, April 20, 1994, at 9:30 a.m., for the following purposes:

       (l)  To elect five directors.

       (2) To approve Ernst & Young as independent auditors of the Corporation for the year 1994.

       (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

 Shareholders of record at the close of business on February 11, 1994 are entitled to vote at the meeting.

                                   Stephen S. Weddle
                                      Secretary

  Important
 Whether you own one share or many, you are urged to sign and return promptly the enclosed proxy in the postage paid envelope provided.

  THE STANLEY WORKS
  NEW BRITAIN, CONNECTICUT 06053
  Telephone (203) 225-5111

  March 9, 1994

  PROXY STATEMENT

  FOR THE ANNUAL MEETING OF SHAREHOLDERS

  April 20, 1994

 The accompanying proxy is solicited by the Board of Directors and all the expenses of the solicitation will be borne by the Corporation. The solicitation will be by mail, and may also be made personally and by telephone by officers and employees of the Corporation and by representatives of Morrow & Co., Inc.; the additional expense of the latter's assistance is estimated not to exceed $6,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation will reimburse them for their reasonable expenses in so doing.
  VOTING
 The Corporation has only one class of shares outstanding. The Board of Directors has fixed the close of business on February 11, 1994 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. As of February 11, 1994 there were outstanding (exclusive of shares held in the treasury) 44,835,152 common shares of $2.50 par value, each such share being entitled to one vote. At any time prior to the meeting, a shareholder may revoke his or her proxy by filing a proxy bearing a later date. If a shareholder attends the meeting, such shareholder may revoke his or her proxy at that time and vote in person. Proxies will be voted as directed by the shareholder, and, if the shareholder so directs in the space indicated on the proxy, will be kept confidential from the Corporation pursuant to the Corporation's policy on confidential proxy voting. Unless otherwise directed, proxies will be voted for the election of the five nominees for director listed below and for the approval of Ernst & Young as the independent auditors of the Corporation. Signed but unmarked proxies will be counted as favorable votes; pursuant to Connecticut law, broker non-votes and proxies marked as abstentions will not be counted as favorable votes. The favorable vote of a majority of the shares represented at the meeting is required for the election of directors and for the approval of Ernst & Young. Pursuant to the Corporation's By-Laws, no business may be transacted at the meeting other than the business specified in the notice of the meeting, business properly brought before the meeting at the direction of the Board of Directors, and business properly brought before the meeting by a shareholder who has given notice to the Corporation's Secretary received between January 21, 1994 and February 20, 1994; no such notice has been received.

  ELECTION OF DIRECTORS
    By action of the Board of Directors pursuant to the provisions ofthe By-Laws of the Corporation, the number of directors to be elected is five. Pursuant to the Corporation's By-Laws, any nomination by a shareholder must be by proper notice given to the Corporation's Secretary not later than March 21, 1994. The nominations of the Board of Directors are set forth on pages 2 and 3. The
persons   elected  as  directors  will  serve  until  the  Annual  Meeting  of
Shareholders indicated, and in each case until the particular director's successor has been elected and qualified.
The  Board  recommends a  vote  FOR the  nominees.   All  of the  nominees are
directors  who were elected by the shareholders as directors except for Eileen
S. Kraus, who was elected a director by the Board in October 1993,  and George
A. Lorch, who was elected a director by the Board in June 1993. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.
Under the Corporation's rules for retirement of directors, a director is to retire as of the date of the Annual Meeting of Shareholders next following his
or  her seventieth birthday.   Mrs.  Michelson will  be 70  in June  1995 and,
accordingly, her retirement as a director will commence immediately following the 1996 Annual Meeting. As a result, she is standing for election as a director for a term expiring at the 1996 Annual Meeting. In order to create a vacancy for Mrs. Michelson in the Class of 1996, Mr. Ayers, who is currently a member of that class, is resigning as a director effective with the 1994
Annual Meeting, and then is standing for re-election at the 1994 Annual Meeting as a member of the Class of 1997.

  INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
  Term expiring at 1996 Annual Meeting

  (PHOTO)

Gertrude G. Michelson, Senior Advisor and a director of R. H. Macy & Co., Inc., where she served as Senior Vice President for External Affairs until her retirement in 1992; she had been an officer of its major subsidiary since 1970. She is also a director of General Electric Company, Quaker Oats Company, The Chubb Corporation, and The Goodyear Tire & Rubber Company.
A director since 1979, Mrs. Michelson is Chairman of the Public Policy Committee and a member of the Committee on Board Affairs and the Executive Committee. She is 68 years old and owns 14,356 shares.

  INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
  Terms expiring at 1997 Annual Meeting

  (PHOTO)

Richard H. Ayers, Chairman, President and Chief Executive Officer of the Corporation. He joined The Stanley Works in 1972 and was elected Group Vice President in 1982, Executive Vice President in 1984, President in 1985 and Chairman in 1989. He is a director of Connecticut Mutual Investment Accounts Inc., Connecticut Mutual Financial Services Series Fund 1, Inc., The Perkin-Elmer Corporation, Southern New England Telecommunications Corporation, New Britain General Hospital, and Connecticut Business & Industry Association. Mr. Ayers has been a director since 1985 and is chairman of the Executive Committee, and a member of the Public Policy Committee. He is 51 years old and owns 113,299 shares.




  (PHOTO)

Edgar R. Fiedler, Vice President and Economic Counsellor, The Conference Board, since 1975. He is a director of Zurich American Insurance Company, Brazil Fund, Scudder Fund, Inc., Scudder Institutional Fund, Inc., Harris Insight Funds, and Emerging Mexico Fund, and a trustee of AARP Income Trust, AARP Insured Tax-Free Income Trust, and AARP Cash Investment Funds.
Mr. Fiedler, a director since 1976, is Chairman of the Finance and Pension Committee and a member of the Audit Committee and the Committee on Board Affairs. He is 64 years old and owns 22,322 shares.

  (PHOTO)

Eileen S. Kraus, President, Shawmut Bank Connecticut, N.A. and Vice
Chairman of Shawmut National Corporation, since August 1992; she had been Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since June 1990 and was Executive Vice President of those institutions since 1987. She is a director of Shawmut Bank Connecticut, N.A., Shawmut Bank, N.A., and Yankee Energy Systems, Inc.

Ms. Kraus was elected a director in 1993 and is a member of the Finance and Pension Committee. She is 55 years old and owns 264 shares.

  (PHOTO)

George A. Lorch, President and Chief Executive Officer of Armstrong
World Industries, Inc., since September 1993; he had been Executive Vice President and a director of the company since 1988.
Mr. Lorch, a director since 1993, is a member of the Committee on Board Affairs and the Audit Committee. He is 52 years old and owns 200 shares.

  INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
  Terms expiring at 1995 Annual Meeting

  (PHOTO)

Gerald A. Lamb, retired in 1989 after 19 years as Senior Vice President, The Connecticut Bank and Trust Company. He had been Chairman of the Connecticut Employment & Training Commission and a director of Kaiser Foundation Health Plan of Connecticut, Inc. and of Yale New Haven Hospital.

Mr. Lamb has been a director of the Corporation since 1973 and is a member of the Audit, Executive and Public Policy Committees. He is 69 years old and owns 12,553 shares.

  (PHOTO)

Walter J. McNerney, Herman Smith Professor of Health Policy, J. L. Kellogg Graduate School of Management, Northwestern University since 1982; Chairman and a director, American Health Properties, Inc. since 1988; and managing partner of Walter J. McNerney and Associates, a management consulting firm in the health field, since 1982. From 1978 until 1981 he was President and chief executive officer, Blue Cross and Blue Shield Associations, Chicago, Illinois, which function as the national coordinating agencies for 135 Blue Cross and Blue Shield plans. He is a director of Hanger Orthopedic Group, Inc., Medicus Systems, Inc., Nellcor, Inc., Osteo Tech, Inc., Value Health, Inc. and Ventritex Inc.

  (PHOTO)

Mr. McNerney was elected a director in 1980 and is a member of the Finance and
Pension and  Public Policy Committees.   He is  68 years  old and owns  13,515
shares.

  (PHOTO)

Hugo E. Uyterhoeven, Timken Professor of Business Administration, Graduate School of Business Administration, Harvard University, where he has been a member of the faculty since 1960. He is a director of BBC Brown, Boveri & Company, Ltd., Bombardier, Inc., Ciba-Geigy A.G., Ecolab, Inc. and Harcourt General, Inc.

Professor Uyterhoeven has been a director since 1975 and is a member of the Finance and Pension Committee and Chairman of the Committee on Board Affairs. He is 62 years old and owns 4,795 shares.

  (PHOTO)

Walter W. Williams, retired; served as Chairman of the Board and Chief Executive Officer and as a director of Rubbermaid Incorporated from 1991 to 1992; he had been President and Chief Operating Officer of Rubbermaid since 1987. Previously, he was Senior Vice President, Corporate Marketing and Sales with General Electric Company. He is a director of Paxar Corporation.

Mr.  Williams has been a director since 1991  and is a member of the Committee
on Board  Affairs and the Compensation  and Organization Committee.   He is 59
years old and owns 300 shares.

  Terms expiring at 1996 Annual Meeting

  (PHOTO)

Stillman B. Brown, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation, where he was chief financial officer from 1979 until 1986. He is a director of Shawmut National Corporation, and a member of the Board of Regents of the University of Hartford.

Mr. Brown has been a director since 1985. He is Chairman of the Audit Committee and is a member of the Executive, Compensation and Organization, and Finance and Pension Committees. He is 60 years old and owns 6,000 shares.

  (PHOTO)

James G. Kaiser, President and Chief Executive Officer of Enseco, an operating unit of Corning Lab Services, Inc., a subsidiary of Corning Inc., since June 1992; he had been Senior Vice President of Corning since 1986. He is a director of Sun Company, Inc. He also serves on the boards of American Institute for Managing Diversity, Executive Leadership Foundation, International Association of Environmental Testing Laboratories, The Keystone Center, and Florida A&M University SBI Roundtable.

Mr. Kaiser has been a director since August 1992 and is a member of the Audit Committee and the Finance and Pension Committee. He is 51 years old and owns 1,160 shares.

  (PHOTO)

John S. Scott, retired as Chairman and Chief Executive Officer of Richardson-Vicks Inc., a subsidiary of The Procter & Gamble Company, in 1987; he had been chief executive officer of Richardson-Vicks Inc. since 1975. He is Chairman of the Cambridge Biotech Corporation, and a director of The Perkin-Elmer Corporation, Fleet Financial Group and Creative Products Resource, Inc.

Mr. Scott has been a director since 1984 and is a member of the Executive, Compensation and Organization, and Public Policy Committees. He is 67 years old and owns 4,621 shares.

Seven meetings of the Board of Directors were held during 1993. The Board has the following committees, the number of times each committee met in 1993 being given in parentheses: Executive (1), Audit (3), Committee on Board Affairs
(6), Public Policy (2), Finance and Pension (4) and Compensation and Organization (5). Membership on the various committees of the Board is noted in the biographical material above. Each incumbent director had an attendance record of 75% or greater at meetings, including meetings of committees, on which he or she served; attendance for all directors averaged 96%.

The Executive Committee exercises all the powers of the Board of Directors during intervals between meetings of the Board; however, the Committee does not have the power to declare dividends or to do other things reserved by law to the Board.

The Audit Committee nominates the Corporation's independent auditing firm, reviews the scope of the audit and approves in advance management consulting services, reviews with the independent auditors and the internal auditors their activities and recommendations including their recommendations regarding internal control, and meets with the independent auditors, the internal auditors and management, each of whom has direct and open access to the Committee.

The Committee on Board Affairs makes recommendations to the Board as to board membership and will consider names submitted to it in writing by shareholders. The Committee also recommends directors for board committee membership and as committee chairmen, and recommends compensation of directors.

The Public Policy Committee provides guidance on major issues in areas of corporate social responsibility and public affairs, reviews and approves policy guidelines on charitable contributions and reviews all charitable contributions made.
The Finance and Pension Committee advises in major areas concerning the finances of the Corporation and administers the pension plans of the Corporation and its subsidiaries.

The Compensation and Organization Committee determines the compensation of officers other than the chief executive officer and chief operating officer (as to whom the Committee makes recommendations to the Board of Directors which then determines their compensation) and of non-officer senior executives. The Committee also administers the Corporation's senior executive compensation plans.

For serving the Corporation as directors, directors receive an annual retainer of $20,000 and a fee of $1,000 for each Board or Committee meeting attended ($200 if attendance is by conference telephone). Committee chairmen receive an additional annual fee of $1,000. Non-employee directors may defer any or all of their fees, with the deferred amounts accounted for either as shares of the Corporation, or as cash accruing with interest at the treasury bill rate.

  SECURITY OWNERSHIP
No person or group, to the knowledge of the Corporation, owns as much as five percent of the common shares, except as set forth below. State Street Bank & Trust Company, in various trustee capacities, owned as of December 31, 1993 of record 25.2% of the outstanding common shares. Included in these shares are 24.1% of the outstanding shares owned as Trustee under the Corporation's Savings Plans for Salaried and Hourly Employees for the benefit of the participants in these Plans. The decisions with respect to the voting and the disposition of these shares are made by the respective Plan participants.

  (l) Title of   (2) Name and address of (3) Amount and (4) Percent
      class           beneficial owner        nature of     of class
                                              beneficial
                                              ownership

  Common Stock     State Street Bank
  $2.50 par value  & Trust Company          11,256,339 shares,   25.2%
                   225 Franklin Street      in various trustee
                   Boston, Ma. 02100        capacities

No director, nominee or executive officer owns more than .3% of the outstanding common shares. The executive officers and directors as a group own beneficially approximately 1.1% of the outstanding common shares, and the Corporation estimates present and former employees (including executive officers) own approximately 37% of the outstanding common shares. The following table sets forth information as of February 28, 1994 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 11, and all directors and executive officers as a group (the beneficial owner of the shares shown for the most part has sole voting and sole investment power):

                                 Common Shares
       Name                      Directly Owned

       Richard H. Ayers         113,299   (1) (2) (3)
       Merle H. Banta             4,041   (4)
       Stillman B. Brown          6,000
       Thomas K. Clarke          44,227   (1) (2) (3)
       Edgar R. Fiedler          22,322   (4)
       David M. Hadlow           56,849   (1) (2) (5)
       Richard Huck              26,568   (1) (2)
       R. Alan Hunter            42,019   (1) (2) (3)
       James G. Kaiser            1,160
       Eileen S. Kraus              264   (4)
       Gerald A. Lamb            12,553   (4)
       George A. Lorch              200
       Walter J. McNerney        13,515   (4)
       Gertrude G. Michelson     14,356   (4)
       John S. Scott              4,621   (4)
       Hugo E. Uyterhoeven        4,795   (4)
       Alfred W. Van Sinderen     5,150   (5)
       Stephen S. Weddle         33,596   (1) (2)
       Walter W. Williams           300
       Directors and executive
         officers as a group    490,662   (1) (2) (3) (4) (5)

(l) Includes shares held as of December 31, 1993 under the Corporation's Savings Plan, as follows: Mr. Ayers, 11,884 shares; Mr. Clarke, 9,287 shares; Mr. Hadlow, 17,023 shares; Mr. Huck, 5,058 shares; Mr. Hunter, 4,927 shares; Mr. Weddle, 7,596 shares; and all directors and executive officers as a group, 73,389 shares.

(2) Includes shares which may be acquired by the exercise of stock options, as follows: Mr. Ayers, 62,000; Mr. Clarke, 24,000; Mr. Hadlow, 8,752; Mr. Huck, 16,500; Mr. Hunter, 30,500; Mr. Weddle, 26,000; and all directors and executive officers as a group, 242,424.

(3) Includes the share accounts maintained by the Corporation for those who have deferred their award payments under its Long-Term Stock Incentive Plans, as follows: Mr. Ayers, 25,831; Mr. Clarke, 3,778; Mr. Hunter, 1,243; and all directors and executive officers as a group, 32,111.

(4) Includes the share accounts maintained by the Corporation for those of its directors who have deferred their director fees, as follows: Mr. Banta, 1,041 shares; Mr. Fiedler, 16,622 shares; Mr. Kaiser, 838 shares; Mrs. Kraus, 164 shares; Mr. Lamb, 11,694 shares; Mr. McNerney, 11,935 shares; Mrs. Michelson, 13,756 shares; Mr. Scott, 1,305 shares; and Mr. Uyterhoeven, 4,345 shares.

(5) Includes 2,037 shares owned jointly by Mr. Hadlow and his wife and 1,600 shares owned by Mr. Van Sinderen's wife.

  EXECUTIVE COMPENSATION
  Report  of the    Compensation  and Organization  Committee  of the  Board  of
  Directors

The Compensation and Organization Committee of the Board of Directors is composed of five non-employee directors. The Committee makes recommendations to the Board of Directors as to the salaries and as to targets under the Management Incentive Compensation Plan ("MICP") of the chief executive officer and the chief operating officer, and the Board then determines the salaries and targets under the MICP of these two officers. The Committee, itself, determines the salaries and MICP targets of officers other than these two officers and of the five highest compensated non-officer senior executives. The Committee also administers the Long-Term Stock Incentive Plans ("LTSIP") and Stock Option Plan (subject to the approval of the Board in the case of these two officers).

In addition to providing the benefits under the Corporation's pension and savings plans generally provided to all United States salaried employees, Stanley uses four elements in compensating its executives: salary, annual incentive based on return on shareholders' equity, long-term incentive based on earnings growth, and ten-year stock options (generally, upon exercise optionees must hold at least half of the shares acquired for two years). The Committee believes that this combination of elements results in a substantial portion of total compensation being at risk and in a substantial portion of total compensation depending on performance measurements: return on shareholders' equity, long- term earnings growth, and return to shareholders in the form of market appreciation.

The Committee expects the total compensation package to be competitive, resulting in compensation in the middle range of U.S. manufacturing firms, after adjusting for the size (measured by net sales) of the Corporation. Based on The Conference Board survey of 1992 "Top Executive Compensation" covering 301 manufacturing companies, including six of those included in the line graph on page 15, the Committee believes that the total compensation for 1993 of each of those named in the table on page 11 fell within the targeted range. The Committee intends to attract and retain its officers and executives and motivate them to achieve defined business goals of return on equity, long-term earnings growth, and share appreciation. The Committee intends to take appropriate steps so that the compensation paid to its executive officers meets the requirements for "performance-based compensation" (including shareholder approval) and is therefore deductible for federal income tax purposes by the Corporation under new Section 162(m) of the Internal Revenue Code.

  Salaries
Each year the Corporation participates in a survey of salaries conducted by Hewitt Associates, a leading worldwide compensation consulting firm. Hewitt's survey covers 47 multi-industry manufacturing corporations including eight of those included in the line graph on page 15. From these survey data, salary ranges are established each year for all executive positions within the Corporation. Actual base salary determinations are made by non-corporate performance based objective and subjective review of an executive's performance over varying periods of time. The 1993 salary of Mr. Ayers was about 20% below the median for these market survey data; this is in keeping with the Committee's philosophy of emphasizing at-risk corporate-performance-related compensation; Mr. Ayers' base salary rate was increased 4.4% during 1993 to $470,000. The 1993 salaries of each of the others named in the table on page 11 ranged from about 35% below the median to just slightly below the median for their respective positions."

  Annual Incentive Based on Return on Shareholders' Equity

The Committee uses the MICP to compensate executives based on the Corporation's return on shareholders' equity. The MICP provides for annual incentive awards to selected key executives (160 in 1993). For those included in the table on page 11, these awards are based on the return on average shareholders' equity (adjusted to exclude changes in accounting principles) with targeted performance of 16%, maximum award when return is 19.5%, and with no incentive payment if the return is less than 9%. Mr. Ayers would receive an incentive payment of 80% of base salary at target performance and an incentive payment of 120% of base salary if the Corporation's return were 19.5% or more. The others named in the table on page 11 would receive an incentive payment of between 55% and 70% of salary at target performance, with a maximum award of 1.5 times their target percentage when the Corporation's return equals or exceeds 19.5%. For 1993, the Corporation's return on average shareholders' equity (excluding the effects of the accounting change for post-employment benefits) equaled 13.4%.

  Long-Term Incentive Based on Earnings Growth

The Committee uses the LTSIP to compensate executives based on the Corporation's long-term growth in earnings per share and earnings. Awards have been made through 1987 under the Corporation's 1978 Long-Term Stock Incentive Plan and thereafter under the substantially identical 1988 Plan. Awards are based on attainment by the Corporation of goals in growth in earnings per share and earnings over a five-year award cycle. For the award cycles ending prior to 1993 the targeted earnings-per-share growth rate at which a participant receives 100% of his or her target incentive award has been set at 125% of the greater of 5% or the average compound annual growth rate in earnings per share over the award cycle of the companies comprising the Standard & Poor's 400 Index. For the award cycles ending in 1993 and thereafter the targeted earnings growth rate at which a participant receives 100% of his or her target incentive award is equal to twice the rate of change over the award cycle of United States gross domestic product plus the rate of change of inflation (as measured by the United States gross domestic product deflator). Awards are usually paid in shares, which are valued at their average value over the five-year award cycle. For those included in the table on page 11, targeted performance results in an award equal to 50% of average base salary, with a maximum award of 100% of average base salary if targeted performance is doubled, and no award if performance is less than 50% of target (the award is proportionately increased or decreased between this threshold and maximum directly in relation to increases or decreases in the earnings growth performance of the Corporation). Awards were not paid in 1993 in respect of performance for the five-year award cycle 1988-92 (and this non-payment is shown in column (h) of the summary compensation table on page
11) because the Corporation's earnings per share growth did not achieve the threshold minimum rate of 3.125%; in fact, the Corporation's earnings per share growth for the five-year Award Cycle 1988-1992 was 1.5%, exceeding the earnings per share growth of a negative .5% of the Standard & Poor's 400 Index over the same period.

  Market Appreciation of the Corporation's Shares

The Committee uses the Stock Option Plan to compensate executives based on market appreciation of the Corporation's shares and, by requiring the optionees to hold at least half of the shares acquired upon exercise for two years, creates for executives an identity of interest with the Corporation's other shareholders. The Committee has not granted stock options to those included in the table on page 11 since December 1990. Subject to shareholder approval the Committee is considering making annual stock option grants to those included in the table on page 11 and about 170 other key employees beginning in 1995. It is anticipated that each optionee will be treated proportionately based on base salary, with each grant covering shares on the date of grant with a value somewhat less than the annual salary on such day of the particular optionee.
The Corporation's 1990 Stock Option Plan provides for the grant of non-qualified stock options and incentive stock options to key employees. The options may be for a term of up to ten years with an exercise price equal to the fair market value of the Corporation's common stock at the time of grant. All options thus far granted have provided that half the shares issued on exercise will be restricted as to transfer for two years from the date of exercise, except in the case of a change of control or termination of employment.
On December 19, 1990, ten-year options covering 2,114,000 shares were granted to 175 key employees at an exercise price equal to the fair market value of the Corporation's common stock that day of $30.125. At the time of grant the market value of the shares covered by the options granted to an individual optionee (including those included in the table on page 11) equalled approximately four times the salary at the time of grant of each such optionee. Included in these grants were options covering the shares indicated in the table on page 11.

  Conclusion
Through the programs described above, a very significant portion of the Corporation's executive compensation is linked directly to corporate performance and stock price appreciation. In the case of Mr. Ayers, approximately 55% of his 1993 compensation would have consisted of corporate-performance-based variable elements if target performance had been achieved. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

  COMPENSATION AND ORGANIZATION COMMITTEE
  Alfred W. Van Sinderen (Chairman)
  Merle H. Banta
  Stillman B. Brown
  John S. Scott
  Walter W. Williams

  Summary Compensation Table
Set forth below is information concerning the compensation earned for service in all capacities (including director fees for Mr. Ayers) during the last three fiscal years for the Corporation's chief executive officer, its next four most-highly compensated executive officers, and David M. Hadlow, who retired as an executive officer on his sixty-fifth birthday, August 15, 1993, and who retired as an employee on December 31, 1993.



                                                   LONG-TERM
                          ANNUAL                  COMPENSATION
                       COMPENSATION             AWARDS      PAYOUTS
        (a)            (b)     (c)         (d)       (g)        (h)        (i)
                                                             LTIP     All Other
 Name  and Principal                                           Options/ Payouts
 Compensation
 Position            Year    Salary($)   Bonus($)   SARs(#)   ($)         ($)

 Richard H. Ayers
 Chairman and CEO     1993   460,000    229,690         0          0    266,819
                      1992   450,000    260,799         0    169,229    227,316
                      1991   450,000    228,883         0          0    184,533

 Thomas K. Clarke
 V.P.,Corp.Develop.   1993   186,000     63,851         0          0    128,238
                      1992   177,500     70,724         0     59,438    112,686
                      1991   173,000     60,495         0          0     94,390

 David M. Hadlow
 Group Vice President 1993   279,000    104,484         0          0     81,010
                      1992   273,000    118,664         0     90,403     75,631
                      1991   267,000    101,853         0          0     67,043


 Richard Huck
 VP,Finance and CFO   1993   158,500     57,220         0          0     34,867
                      1992   127,000     50,602         0     16,956     28,715
                      1991   117,000     37,193         0          0     22,197

 R. Alan Hunter
 President  and COO  1993   262,500     107,355         0          0    43,066
                     1992   227,500      98,886         0     69,948    32,067
                     1991   220,000      83,924         0          0    26,578

 Stephen S. Weddle
 V.P., Gen. Counsel &
 Secretary           1993   202,500      69,516         0          0    85,288
                     1992   193,500      77,099         0     61,781    74,509
                     1991   189,000      66,090         0          0    67,303

  Footnote to
  Column (i) of
  Summary
  Compensation
  Table

Consists of above-market interest (i.e., interest in excess of 6.88% in the case of amounts deferred prior to 1992 and interest in excess of 9.5% in the case of amounts deferred in 1992) on deferred management incentive awards (interest is accrued each year based on the Corporation's pre-tax return on shareholders' equity with a maximum rate of the higher of 17% (16% for deferrals after 1991) or the treasury bill rate); contributions to defined contribution pension plan of 2% of salary and bonus for each of the first 10 years of employment, 4% for each of the next 10 years of employment, and 6% for each of the years thereafter; company match (one-for-two up to 7% of base salary) to savings plan; and insurance premiums paid for life insurance in addition to the life insurance generally available to salaried employees (this insurance fully vests at age 62 in an amount equal to 1.5 times salary).

                      Above-
                      Market      Defined      Savings               Column (i)
  Name         Year  Interest    2%, 4%, 6%     Match      Insurance     Total

  R. H. Ayers  1993   193,156      43,248        20,664      11,675     266,819
               1992   162,308      38,470        23,760       7,104     227,316
               1991   128,823      31,030        21,451       7,104     184,533

  T. K. Clarke 1993   100,462       9,983         8,353       9,440     128,238
               1992    85,529       9,929         7,788       9,440     112,686
               1991    71,761       9,340         7,281       6,008      94,390

  D. M. Hadlow 1993    28,541      22,983        11,821      17,665      81,010
               1992    23,129      23,500        11,337      17,665      75,631
               1991    15,361      22,131        11,886      17,665      67,043

  R. Huck      1993    14,366      12,929         4,497       3,075      34,867
               1992    11,199      10,656         4,364       2,496      28,715
               1991     6,354       9,252         4,095       2,496      22,197

  R. A. Hunter 1993     9,941      14,776        12,648       5,000      43,066
               1992     8,496      13,055         7,962       2,554      32,067
               1991         0      12,157        11,867       2,860      26,578

  S. S. Weddle 1993    59,763      10,880         9,786       4,870      85,288
               1992    51,080      10,824         9,086       4,870      74,509
               1991    43,658      10,204         9,922       3,519      67,303

  Aggregated Option
  Exercises in 1993 and
  1993 Year-End Option
  Values

       (a)         (b)          (c)       (d)             (e)
                                      Number of
                                      Securities      Value of
                                      Underlying      Unexercised
                                      Unexercised     In-the-Money
                                      Options         Options
                   Shares             at FY-End (#)   at FY-End ($)
                Acquired on    Value
                 Exercise   Realized   Exercisable/    Exercisable/
    Name            (#)        ($)      Unexercisable   Unexercisable

  R.H. Ayers         0          0       62,000/0         891,250/0
  T. K. Clarke       0          0       24,000/0         345,000/0
  D.M. Hadlow   11,743    171,350       19,624/0         282,095/0
  R. Huck            0          0       16,500/0         237,188/0
  R.A. Hunter        0          0       30,500/0         438,438/0
  S.S. Weddle        0          0       26,000/0         373,750/0

(c)  Based on exercise price of  $30.125 and market value on dates of exercise
of         $45.6875 (8,543 shares) and $42.125 (3,200 shares).
(e)  Based on exercise price of $30.125 and year-end share value of $44.50

  Long-Term
  Incentive Plans _
  Awards in
  Last Fiscal Year

Set  forth  below  is   information  concerning  awards  in  1993   under  the
Corporation's 1988 Long-Term Stock Incentive Plan to the named officers.

                                              Estimated Future Payouts
                                              Under Non-Stock Price Based-Plans

    (a)          (b)             (c)            (d)         (e)         (f)
              Number of      Performance
              Shares,        or Other
              Units or       Period Until
              Other          Maturation or    Threshold    Target      Maximum
  Name        Rights (#)     Payout              ($)        ($)          ($)

  R. H. Ayers   50%           1994-98          117,500    235,000     470,000
  T. K. Clarke  50%           1994-98           47,500     95,000     190,000
  D. M. Hadlow   0            1994-98                -          -           -
  R. Huck       50%           1994-98           45,000     90,000     180,000
  R. A. Hunter  50%           1994-98           72,500    145,000     290,000
  S. S. Weddle  50%           1994-98           51,750    103,500     207,000

  Notes
(b) In 1993 the Committee made awards under the 1988 Long-Term Stock Incentive Plan for the 1994-1998 Award Cycle. These awards were expressed as a percentage (in the case of those included in the table, 50%) of average annual base salary during the five-year Award Cycle which would be paid if targeted performance in earnings growth during the five-year Award Cycle were achieved by the Corporation. The targeted performance goal for the five-year Award Cycle for the Corporation is earnings growth equal to twice the rate of change over the Award Cycle of United States gross domestic product plus the rate of change of inflation (as measured by the gross domestic product deflator).
(d) (e) (f) Assumes achievement by the Corporation of half of targeted performance in the case of colunm (d), achievement of targeted performance in the case of column (e), and the achievement of twice targeted performance in the case of column (f). Assumes that the base salaries of those included in the table do not change during the five years of the Award Cycle (payment is based on average base salary during the five-year Award Cycle). Assumes that the average price of the Corporation's shares during the five-year Award Cycle equals the market value of those shares at the time of payment of the award at the completion of the Award Cycle (awards are usually paid in shares, with such shares valued at the average price of the Corporation's shares during the five-year Award Cycle; if the market value of the Corporation's shares increases during the five-year Award Cycle so that the average price during the five-year Award Cycle is less than the market value at the time of payment of the award, the award will have a greater value than if it had been paid in cash).

Defined Contribution Pension Plan and Related Defined Benefit Retirement Plan The Corporation's Pension Plan for Salaried Employees is a defined contribution plan for substantially all United States salaried employees. Contributions are made to this Pension Plan of 2% of compensation for each of the first 10 years of employment, 4% of compensation for each of the next 10 years of employment, and 6% of compensation for each of the years thereafter. The Corporation's defined benefit Retirement Plan for Salaried Employees provides a floor under the Corporation's defined contribution Pension Plan described in the foregoing paragraph. Upon termination of employment, a participant receives the value of his or her defined contribution Pension Plan account plus the excess, if any, over such value of the benefit under the defined benefit formula of the Retirement Plan. Under this defined benefit formula, the normal age for retirement is 65 when the formula yields the full defined benefit of 1% of average compensation (salary and bonus_in the case of the named executive officers, the amounts shown in columns (c) and (d) of the summary compensation table on page 11) for the five years of highest compensation prior to retirement up to the average Social Security Maximum Earnings Base for the five years prior to the year of retirement, plus 1.3% of the five-year average compensation in excess of the Social Security average. This sum is then multiplied by years of credited service to calculate the value of the annual benefit.
The following table illustrates the approximate annual pension under the defined benefit formula of the Retirement Plan for different levels of compensation and years of service for retirements which occur during 1994. The amounts shown include amounts restored by the Corporation's Supplemental Pension Plan for Salaried Employees which would have been provided by the Retirement Plan except for the benefit limitations of the Internal Revenue Code on "qualified" plans (see below). The amounts shown are in addition to any benefits the employee may be entitled to under Social Security. The credited years of service for those identified in the table on page 11 are Mr. Ayers, 21 years; Mr. Clarke, 17 years; Mr. Hadlow, 38 years; Mr. Huck, 23 years; Mr. Hunter, 19 years; and Mr. Weddle, 15 years.

       Average Annual
      Compensation for                 Approximate Annual Pension
      the Highest 5                     Upon Retirement at Age 65
    Consecutive of the
   Last 10 Years    15 Years of 20 Years of  25 Years of  30 Years of  35 Years
   of Employment     Service       Service      Service     Service    Service

  $ 200,000         $ 36,608   $ 48,810       $ 61,013     $ 73,216   $ 85,418
    400,000           75,608    100,810        126,013      151,216    176,418
    600,000          114,608    152,810        191,013      229,216    267,418
    800,000          153,608    204,810        256,013      307,216    358,418
  1,000,000          192,608    256,810        321,013      385,216    449,418

  Supplemental
  Pension Plan
The Corporation's defined contribution Pension Plan, defined benefit Retirement Plan and Savings Plan are "qualified" plans under the Internal Revenue Code and, accordingly, are subject to certain limitations of benefits which apply to "qualified" plans in general. The Corporation's Supplemental Pension Plan for Salaried Employees restores these benefits on a non-qualified basis.

  Executive Officer Agreements
The Corporation's executive officers have agreements with the Corporation which become effective only in the event of a change in control of the Corporation and which provide for payments of up to two years' compensation in certain cases in the event of the officer's resignation or involuntary termination.

Comparison of 5 Years Cumulative Total Return* Among The Stanley Works, S&P 500 Index, and Dow Jones Industrial Diversified Group Index**
Set forth below is a line graph comparing the yearly percentage change in the corporation's cumulative total shareholder return for the last five years to that of the Standard & Poor's 500 Stock Index (an index made up of 500 corporations including The Stanley Works) and the Dow Jones Industrial Diversified Group Index (an index made up of 18 corporations including The Stanley Works).

  The points in the above table are as follows:
                 end     end      end        end       end       end
                1988    1989     1990       1991      1992      1993
  Stanley       $100  $140.85  $111.40    $157.13   $169.57   $183.28
  S&P 500        100   131.69   127.61     166.49    179.18    197.24
  DJ Ind'l
   Dvsf'd        100   125.69   116.52     137.97    168.33    205.69

Assumes $100 invested  on 12/31/88 in the Corporation's common  stock, S&P 500
Index and Dow Jones Industrial Diversified Group Index. The Dow Jones Industrial Diversified Group Index consists of the following 18 corporations:
AlliedSignal Inc., CBI Industries, Cooper Industries, Crane Co., Dexter Corporation, Dover Corporation, FMC Corp., Harsco Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company, Parker Hannifin Corporation, PPG Industries Incorporated, Penn Central Corp., Raychem Corporation, The Stanley Works, Tenneco Inc., Trinova Corporation and Tyco International, Ltd.
   * Total return assumes reinvestment of dividends
  ** Fiscal year ending January 1, 1994.

  APPROVAL OF INDEPENDENT AUDITORS
The second item of business to be considered is the approval of independent auditors for the Corporation to perform the annual audit for the 1994 fiscal year. Subject to the action of the shareholders at the Annual Meeting, the Board of Directors of the Corporation, on recommendation of the Audit Committee, has appointed the firm of Ernst & Young, certified public accountants, as the independent auditors to audit the financial statements of the Corporation for the current fiscal year. The Board may appoint a new accounting firm at any time if it believes that such a change would be in the best interest of the Corporation and its shareholders.
Ernst & Young and their predecessor firms have been the Corporation's auditors for the last 50 years. Total Ernst & Young fees for 1993 were $1,674,000. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
The Audit Committee of the Board of Directors approves all audit and management consulting services provided by Ernst & Young. The Audit Committee believes that management consulting services have had no effect on auditor independence.
The Board of Directors recommends a vote FOR approving Ernst & Young as independent auditors of the Corporation for the year 1994.


  OTHER MATTERS
Matthew M. Bristow, who resigned as Vice President, Productivity as of June 30, 1993, filed in February 1994 an amended Form 4 for September 1993 showing the disposition of 16,895 of the Corporation's common shares in three separate transactions (these transactions were inadvertently not disclosed in his original September Form 4) and a Form 4 for October 1993 showing the disposition of 269 shares of the Corporation's common shares (this October 1993 Form 4 was inadvertently not filed on a timely basis).
Management does not know of any matters to be presented at the meeting other than the matters described in this Proxy Statement. If, however, other business is properly presented to the meeting, the proxy holders named in the accompanying form of Proxy will vote the Proxy in accordance with their best judgment. Shareholder proposals intended to be presented to the Corporation's 1995 Annual Meeting must be received by the Corporation not later than November 9, 1994 for inclusion in the Corporation's Proxy Statement and form of Proxy relating to such meeting, and must be received between January 20, 1995 and February 19, 1995 to otherwise be properly presented to the meeting.
  For the Board of Directors

        Stephen S. Weddle
                            Secretary


  Notice of
  Annual Meeting
  of Shareholders
  and Proxy
  Statement

                 Meeting Date: April 20, 1994

                                  THE STANLEY WORKS

                               PROXY FOR ANNUAL MEETING

                                    April 20, 1994


     The undersigned appoints Richard H. Ayers, Gerald A. Lamb and Hugo E. Uyterhoeven, with full power of substitution, as proxies to act and vote on the signer's behalf at the Annual Meeting of Shareholders of THE STANLEY WORKS, and at any adjournments thereof, upon such business as may come before the meeting.

     WHEN SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED BY YOU. IF SIGNED AND RETURNED WITH NO DIRECTION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.


                    (Continued and to be SIGNED on the other side)

   The Board of Directors recommends a vote FOR Items 1 and 2

   CONFIDENTIAL VOTING                               [        ]
   DO YOU WISH THIS VOTE TO REMAIN CONFIDENTIAL?     [        ]
   IF SO, PLEASE MARK INSIDE THIS BLUE BOX           [   []   ]

ITEM 1.   Election of Directors for the terms indicated in the Proxy Statement.

                                      Nominees: Richard H. Ayers, Edgar R.
                                      Fiedler, Eileen S. Kraus, George A. Lorch and Gertrude G. Michelson

                    WITHHOLD
          FOR       AUTHORITY      (INSTRUCTION: To withhold authority to vote
                                   for any individual nominee, write the
          []           []          nominee's name on the line below.)

                                 ......................................

   ITEM 2.   To approve Ernst & Young as independent
          auditors of the Corporation for 1994.   PLEASE MARK VOTES [] OR [x]

             FOR       AGAINST        ABSTAIN

             [ ]       [    ]         [    ]         Dated       , 1994

                                                   Please sign name exactly as
 indicated hereon. When signing as attorney, executor, trustee, etc., please give full title.

                                                   ......................
                                                   Signature of Shareholder

                                                   ......................
                                                   Signature of Shareholder

                                                   Please mark, sign, date and
                                                   mail this proxy in the
                                                   enclosed envelope.  No
                                                   postage is required for
                                                   mailing in the United States.

        ["PLEASE MARK INSIDE BLUE BOXES SO THAT DATA ]
        [PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"]